Exhibit 10.13

Idan Wallichman <[email address]>
Fwd: My terms 2 messages

Idan Wallichman <[email address] >	Wed, Nov 22, 2017 at 5:32 AM
To: Idan Wallichman <[email address]>

———Forwarded message———

From: Andrey <[email address]>

Date: Thu, 5 Oct 2017 at 12:31

Subject: Re: My terms

To: Idan Wallichman <[email address]>

Confirm

On 4 Oct 2017, at 14:08, Idan Wallichman <[email address]> wrote:

Hi Andrey

Following our conversation, I would like to summarise what we agreed.

1.	50,000 GBP bonus to be paid by the company on the next payroll.

2.	Currently, my notice period is 6 Months.In the event of change of control in WVL shares, I would like to amend it to be 12 months notice period from the company and keep 6 months from my side

3.

Vesting acceleration of my options in the event of an exit. we agree to amend the option agreement so in an exit event, my options will be fully vested the earlier between the current agreement and 12 months after the exit date. in the event of an exit and if the company decided to release me before the options are fully vested (12 months after the exit date) the remainder of the options vesting period will be fully accelerated on my departure. All the additional option vesting acceleration post the exit date will be converted to net cash with the same terms of the options which already vested prior to the exit date.

4.	Salary raise- we will Increase my salary once the company recruit an HRD, CMO, and IR officer

Please confirm so I can instruct HR/Mishcon to amend the above.

Thank you